Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use and to the incorporation by reference in this Registration Statement of Blue Gold Limited on Form F-1 of our report dated July 1, 2025, appearing in the prospectus, which is a part of the registration statement, with respect to the consolidated financial statements of Blue Gold Holdings Limited as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from inception (November 9, 2023) through December 31, 2023. We also consent to the reference to us under the caption “Statement of Experts” in this Form F-1 of Blue Gold Limited.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

July 17, 2025